The Board of Directors of Peoples Financial Services Corp. and its wholly owned subsidiary announced the following:

Name change: Peoples National Bank of Susquehanna County is now legally and officially, Peoples National Bank, a name more in line with the areas served now that the Bank has locations in Wyoming County.

Dividend:         On March 30, 2001, a regular quarterly dividend was declared of $0.17 per share. The dividend is payable May 15, 2001, to shareholders of record April 30, 2001.

First Quarter Earnings: Net income on March 31, 2001, was $1,141,000 which compares to $896,000 in 2000, an increase of 27%. Total assets were up 7.5% at $286,899,000 while loans at $171,385,000 were up 10%. In addition, deposits were up 5.3% to end the quarter at March 31, 2001. All comparisons are to March 31, 2000.

Peoples National Bank, headquartered in Hallstead, PA, has community offices in the Hallstead Plaza, Hop Bottom, Susquehanna, and Montrose in Susquehanna County and in Nicholson, Tunkhannock, and Meshoppen in Wyoming County.